Exhibit 4.21

Certain confidential information contained in this document, marked by brackets, was omitted because it is both (i) not material and

(ii) would likely cause competitive harm to the Company if publicly disclosed. “[***]” indicates where the information has been omitted from this document.

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is made as of February 19, 2021, by and between:

(1)	Amir Zaid, ID [***] (“Amir”) and Weijian Zhou, ID [***] (“Weijian”), each of Amir Zaid and Weijian Zhou shall be referred to herein as a “Founder” and collectively as the “Founders”;

(2)	Charging Robotics Ltd., a company incorporated under the laws of the State of Israel, whose address for purposes hereof is Omer Industrial Park, No. 7A, P.O. Box 3030, Omer 8496500, Israel (“Investor”); and

(3)	Medigus Ltd., a company incorporated under the laws of the State of Israel, whose address for purposes hereof is Omer Industrial Park, No. 7A, P.O. Box 3030, Omer 8496500, Israel (“Parent”).

WHEREAS:

(A)	On November 15, 2020, the parties entered into a non-binding Memorandum of Understandings (“MOU”), pursuant to which, the parties considered entering into a joint venture for the purpose of developing and commercializing three modular EV micro mobility vehicles for urban individual use and “last mile” cargo delivery (the “Business”).

(B)	Pursuant to the terms of the MOU, the Parties wish to incorporate the Company, to operate as a special purpose vehicle, and contribute to the Company such assets, capital, knowledge, resources and services for the implementation of the Business and conduct of the business of the Company, pursuant and subject to the terms and conditions set forth herein.

(C)	The Parties desire to set forth and regulate their respective rights and obligations with respect to the Company and its business, including the Business, as set forth herein.

NOW IT IS HEREBY AGREED, as follows:

1.	DEFINITIONS & INTERPRETATION

1.1	Definitions

In this Agreement, except where the context requires otherwise:

“Affiliates” shall mean, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes hereof, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise,

“Auditors” shall mean the auditors of the Company from time to time;

“Background IP” shall mean Intellectual Property Right of a particular Party that exists prior to the date of this Agreement;

“Board” shall mean the Board of Directors of the Company as constituted from time to time;

“Business Day” shall mean any day on which banks in Israel are open for business;

“Director” shall mean a member of the Board appointed pursuant to Section 7;

“Exit Transaction Proceeds” shall mean any assets or proceeds available for distribution to the Company or its shareholders upon consummation of a Liquidity Event;

“Intellectual Property Right” shall mean any right that is or may be granted, recognized, or registered under any international, national and/or local laws regarding patents (including all reissues, divisions, continuations, and extensions thereof), patent application inventions, discoveries, improvements, works of authorship ,designs, software (including object code, source code, APIs, and non-literal aspects), algorithms, architecture, records, documentation, software, copyrights, moral rights, trademarks, trade names, service marks, logos, trade dress, trade secrets, internet domain names, confidential information, know-how, show-how, industrial designs, drawings, ideas, mask works, formulas, methods, techniques , rights in technology, privacy, and any other statutory provision or common or civil right or principle regarding intellectual and industrial property whether registered or unregistered;

“IPO” shall mean the Company’s initial public offering of its ordinary shares under the securities laws of any jurisdiction;

“Lien” shall mean any lien, pledge, hypothecation, charge, equities, claims, restrictions, security interest, encumbrance or any other right of a third party;

“Liquidity Event” shall mean (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) the merger or consolidation of the Company with or into any other corporate entity; (iii) a sale or other disposition, in a single transaction or series of related transactions, of all or of substantially all of the shares of the Company, or (iv) a sale, transfer, exclusive and substantially worldwide license, or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, other than any such licenses granted in the Company’s ordinary course of business; except, in case of sub-articles (ii) and (iii), any such transaction or series of related transactions in which the Parties as of immediately prior to such transaction continue to hold (solely by virtue of the respective shares and in the same holding proportions each of them held in the Company as of immediately prior to such transaction) immediately following such transaction, at least a majority, by voting power, of the share capital of (1) the surviving, acquiring or resulting company or (2) if the surviving, acquiring or resulting company is a wholly owned subsidiary of another company immediately following such transaction, the parent company of such surviving, acquiring or resulting company.

“Party” shall mean each of the Founders and Investor; and “Parties” shall mean the Founders and Investor;

“Permitted Transferee” shall mean any of the following:

(a)	with respect to any Transferor who is a natural person: (i) a company wholly owned by such Transferor (ii) such Transferor’s spouse, parents or children; and (iii) in case of death of such Transferor, his heir(s) by operation of law or in accordance with its will;

(b)	With respect to any Transferor which is a corporate entity - any of its Affiliates;

(c)	A trustee (including any successor or replacing trustee) solely for the benefit of the Transferor;

(d)	The Company, with respect to repurchase of shares;

provided, however, that in any of the foregoing events, the Transferor and the Permitted Transferee shall have delivered to the Company an undertaking, in a form reasonably acceptable to the Company, under which (i) they confirm Transferee’s status as a Permitted Transferee of Transferor, and (ii) Transferee assumes all the Transferor’s obligations and undertakings in its capacity as a shareholder, both to the Company, to the extent such obligations and undertakings relate to the Company, and to any other Shareholder.

“Transfer” shall mean the sale, assignment, conveyance, pledge, hypothecation, grant of any security interest in, or any other disposition or transfer by gift or otherwise; provided, however, that a Lien in any shares of the Company held by any Party, for the purpose of securing a debt financing of such Party, shall not be deemed a Transfer if, and only if, such Lien expressly provides by its terms that in the event of a realization of such Lien, the purported Transfer of the shares underlying such Lien to any party whatsoever, including to the Person for whose benefit such Lien was created, shall be considered a Transfer for all intents and purposes of, and be subject to all of the provisions governing, Transfers of shares under this Agreement;

“Transferee” a party to whom such Transfer is effected or proposed to be effected;

“Transferor” a Party effecting or proposing to effect a Transfer.

2.	FORMATION OF THE COMPANY AND SHARE CAPITAL

2.1	Formation of the Company

Amir and Weijian shall form a company which shall be registered under the laws of the State of Israel under the name of Revoltz Ltd. or such other name as shall be agreed by the Parties and approved by the applicable Registrar of Companies (the “Company”).

2.2	Share Capital

(a)	The Company’s initial authorized and issued share capital shall consist of one class of shares (the “Shares”), all of which shall rank pari passu in all respects. Each issued and outstanding Share shall be entitled to one vote on any matter brought before the shareholders of the Company. Neither Party shall have any preferences in dividend, liquidation or any other matter over the other Party, except as specifically set forth herein.

(b)	Subject to the terms and conditions set forth in this Agreement, the issued share capital of the Company immediately following the incorporation of the Company and until the Initial Financing, shall be 80,010 shares, divided between the Founders, free and clear of any Lien, as follows:

(i)	Amir shall hold 56,007 shares of the Company; and

(ii)	Weijian shall hold 24,003 shares of the Company.

3.	ARTICLES

3.1	The Parties shall procure that the Company shall adopted the articles of association (the “Articles”) substantially in the form attached hereto as Appendix I.

3.2	The Parties expressly acknowledge and confirm that, in the event of any inconsistency or conflict between (i) the provisions of the Articles as amended thereafter and (ii) the provisions of this Agreement, the provisions of this Agreement will, to the fullest extent permitted by law, prevail (except as otherwise specifically provided in this Agreement) and the Parties shall take all necessary actions, including by way of exercise of their power to vote in order to amend and implement the provisions of the Articles in a manner consistent with this Agreement.

4.	FOUNDERS AND INVESTOR CONTRIBUTIONS AND OBLIGATIONS

4.1	Each of the Founders shall;

(a)	Upon the First Installment, each of the Founders shall fully and irrevocably assign to the Company all right, title and interest, under the Founder’s Background IP related to the Business, free and clear of any liens, charges, claims and restrictions, and shall take all actions required in order to affect such assignment.

(b)	Use its best commercial efforts, to Develop the Company’s IP (as such term is defined below) in order to commercialize the Business by the Company in the manner and time as set forth in the Business Plan (as such term is defined below) to be made in accordance with the specifications and technical knowledge as set forth in the Business Plan or otherwise in accordance with the Founder’s best practice;

(c)	At all times, to exercise or cause to be exercised its voting and other rights as a shareholder in a manner that is consistent with all applicable laws and not contrary to the provisions of this Agreement and the Articles;

(d)	Be responsible to handle, oversee and manage the Business, including all managerial tasks and responsibilities;

(e)	Upon the investment of the Initial Financing, the Company shall enter into an employment agreement with Amir, on term and in the form attach hereto as Appendix II (“Amir’s Employment Agreement”) including IP undertaking, confidentiality, non-competition and non-solicitation attached thereto; and

(f)	Upon with the incorporation of the Company, Weigian shall sign an undertaking towards the Company governing Background IP related to the Business and confidentiality, in the form attached hereto as Appendix III (the “Founder Undertaking”), and such undertaking shall constitute a valid, binding and enforceable obligations of the Founder, and the Founder has no claims, disputes or reservations in connection with the provisions set forth thereunder.

4.2	Investor or, if the Investor doesn’t comply with the following, the Parent shall invest in the Company the following sums subject to the following terms and conditions (the “Financing Proceeds”):

(a)	Initial Financing – Within 14 days following the incorporation of the Company and subject to the assignment of the Background IP related to the Business by the Founders pursuant to Section 4.1(a), and the execution of the Employment Agreement or the Founder Undertaking, pursuant to Section 4.1(d) and 4.1(e) as applicable Investor shall invest an amount of US$250,000 in consideration for 19,990 Shares of the Company, such that following their issuance, Investor shall hold 19.99% of Company’s share capital on a fully diluted basis (the “Initial Financing”);

(b)	Additional Financing – Subject to the Company achieving each of the Milestones (as such term is defined herein), the Investor shall invest an additional amount of US$400,000 in consideration for such number of Shares of the Company, such that following the investment, Investor shall own 37.5% of the Company’s share capital on a fully diluted basis(the “Additional Financing”, and together with the Initial Financing, the “Financing”). The proceeds of the Additional Financing shall be dedicated for the development of prototype short range capsule (the “Auron Model”); and

(c)	Financing Opti–n - Within twelve (12) months following the completion of the Additional Financing, (but in any event not later than December 31 2022 (the “Option Period”), the Investor shall be entitled, at its sole and absolute discretion, to invest an additional amount of US$700,000 in consideration for Shares of the Company which will, assuming the consummation of both Initial Financing and Additional Financing, result in Investor holding 50.1% of the Company’s share capital on a fully diluted basis, following their issuance (the “Financing Option”). Notwithstanding the above, in the event that the Company receives a bone fide offer for financing in an amount of US$1,000,000 or more, based on a Company’s pre-money valuation of US$6,000,000 or more, the Company shall give notice of such offer to the Investor, which shall have the right to exercise the Financing Option within 30 days following such notice. If the Investor does not exercise the Financing Option within 30 days, the Financing Option shall expire. For the avoidance of doubt, in the event the Investor does not provide the Additional Financing, the Financing Option shall not be in effect.

(d)	If required in order to achieve the Milestones in accordance with the Company’s business plan, solely between the Initial Financing and the Additional Financing, subject to the Board approval, the Company may propose to sell additional shares of the Company under a financing transaction provided that, the total amount of the capital invested in such financing transaction is up to US$500,000, is based on a pre-money valuation of no less than US$5,000,000 and the Investor is granted the opportunity to invest to in the financing transaction to maintain its ownership in the Company on a fully diluted basis.

5.	ANNUAL PLAN AND FINANCIAL REQUIREMENTS

5.1	Annual Plan and Financial Requirements

The Parties acknowledge and agree that the initial budget and business plan to be implemented by the Company are attached hereto as Appendix IV (the “Budget”) and Appendix V (the “Milestones”), as may be amended from time to time in accordance with the Articles. The Company shall prepare an annual budget to be approved by the board of directors at least thirty (30) days prior to the beginning of each fiscal year. Each of the Parties hereby acknowledges and agrees that all of the Company’s resources and expenditures, whether or not covered by the Business Plan, shall be used solely for the benefit of the Company and the operation of the Business, and not for the benefit of any other business of any Party.

6.	DISTRIBUTION OF COMPANY ASSETS

Any Exit Transaction Proceeds (including, inter alia, any dividend payments) shall be distributed among the Parties based on the respective pro rata holdings in the Company’s issued and outstanding share capital, on an as converted basis.

7.	DIRECTORS AND MANAGEMENT

7.1	The Board shall be responsible for the supervision and management of the Company and the Business.

7.2	The Board shall comprise of up to three (3) Directors, which will be appointed as follows:

(a)	Each of Amir Zaid and Weijian Zhou shall be entitled to appoint one (1) Director;

(b)	Following the Initial Financing, Investor shall have a right to appoint one (1) Director.

(c)	Following the consummation of the Financing Option, Investor shall have a right to appoint two (2) Directors, one of whom shall serve as the Chairman, and Amir Zaid shall have the right to appoint one (1) Director.

7.3	The Directors shall serve until they are removed or replaced by the Party who appointed such member or until they resign or are no longer capable of acting as Directors. Any vacancy on the Board may be filled only by the applicable Party entitled to appoint the member so removed or resigning.

7.4	The Directors shall not receive any fees or other compensation from the Company, unless otherwise approved by the Board.

7.5	While voting, each director’s vote shall be proportionate to its appointing shareholders respective holdings in the Company on a fully diluted basis, compared to the aggregate voting power represented in the Board.

7.6	Except as otherwise provided in this Agreement or in the Articles (as may be amended from time to time), or required by applicable law, all approvals, disapprovals and other actions to be taken by the Board shall be taken by a simple majority of all the Board members then in office and present at the meeting. The quorum for all meetings of the Board shall be constituted by the presence of a majority of the Directors then serving.

7.7	The Company shall purchase and maintain in effect an officers and directors insurance policy, which shall be acceptable to the Parties, and will also take the required corporate measures in order to be able to indemnify its officers and directors to the maximum extent permitted under applicable law.

8.	SHAREHOLDERS MATTERS

The resolutions of the shareholders at a general meeting of the Company shall be approved in accordance with the Articles.

9.	DURATION; TERMINATION

9.1	This Agreement shall take effect from the date hereof and shall continue to be in effect with respect to a Party, for as long as such Party, together with their Permitted Transferees and other assignees, holds any shares of the Company. This Agreement shall terminate upon the occurrence of an IPO.

9.2	Effects of Termination.

(a)	Notwithstanding the foregoing, Section 11 (NON COMPETE), Section 12 (INTELLECTUAL PROPERTY RIGHTS), Section 13 (REPRESENTATIONS AND WARRANTIES OF THE PARTIES), Section 14 (REPRESENTATIONS AND WARRANTIES OF FOUNDERS) and Section 1718 (MISCELLANEOUS) shall survive the termination or expiration of this Agreement.

10.	ACCOUNTING AND FINANCIAL INFORMATION AND REQUIREMENTS

10.1	The Parties shall procure that the Company shall at all times maintain proper accounting and other financial records relating to the Business, undertakings and affairs in accordance with the requirements of all applicable laws and with International Financial Reporting Standards (“IFRS”) as set forth in Section 10.5.

10.2	The Company’s management will cause the Auditors to provide to the Investor all information reasonably necessary for the preparation by the Parties or any of their shareholders of quarterly and annual financial statements in accordance with the accounting rules that apply to the Parties or any of their shareholders from time to time. Such information will be provided in English.

10.3	The Parties (i) shall have access, during office hours and subject to giving prior notice within reasonable time, to the books and records of the Company, (ii) may inspect and make copies of all documents, materials, information, accounts, records and agreements of the Company, and (iii) may conduct an internal audit of all books and records of the Company, all subject to customary non-disclosure undertaking (except as required by applicable securities laws).

10.4	Without derogating from the above, the Investor shall have rights to certain financial information. The investor shall have the rights included in this Section 10 of the Agreement, to the extent the Investor or any of its affiliates (with the term “affiliate” having the meaning set forth under Rule 405 under the Securities Act of 1933, as amended) is required to under applicable law and/or in order to issue immediate and periodic reports pursuant to the Israeli Securities Law 5728-1968, as amended (the “Israeli Securities Law”) and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act” and together with the rules of a stock exchange on which Investor’s securities are listed for trade and the Israeli Securities Law, “Securities Law”) (the “Rights Period”). During the Rights Period, the Company shall deliver to the Investor:

(a)	Annual report and financial statements of the Company (including a balance sheet, statement of income, statement of shareholders equity, statement of comprehensive income, statement of cash flow and related notes to the financial statements, as well as subsequent event letters for the dates designated by the Investor) in respect of each fiscal year, signed by the Company, audited by a reputable accounting firm and accompanied by a customary signed opinion of such firm, within three (3) days from the approval of such financial statements by the Board but in any event no later than thirty (30) days prior to the end of the first quarter of a fiscal year (i.e., March [3]1st).

(b)	Semi-annual financial statements of the Company for the first two (2) fiscal quarters of each fiscal year of the Company and quarterly financial statements in respect of each of the first three (3) fiscal quarters of each fiscal year of the Company (including a balance sheet, statement of income, statement of shareholders equity, statement of comprehensive income, and statement of cash flow and related notes to the financial statements, as well as subsequent event letters for the dates designated by the Investor), signed by the Company and un-audited but reviewed by a reputable accounting firm and accompanied by a customary signed review report of such firm, within three (3) days from the approval of such financial statements by the Comp’ny's board of directors but in any event within forty (40) days following the end of such fiscal quarter of the Company, all of the above to the extent required by the Investor under the Securities Law or accounting standard. In addition, the Company shall deliver to the Investor the draft of the above (an Excel file containing the figures and notes) after sending it to the Board (but in any event, no later than within thirty (30) days following the end of such fiscal quarter prior to furnishing the signed financial statements);

(c)	Any other information and/or documentation reasonably required by the Investor to enable it to duly prepare its audited and non-audited consolidated financial statements (both annual and quarterly) and other required reports.

10.5	All financial statements and other information provided pursuant to this Section 10 shall be: (i) prepared in accordance with IFRS as issued by the International Accounting Standards Board, or if Investor is reporting under a different accounting standard (such as U.S. GAAP), shall include a reconciliation to that standard; and (ii) audited, in accordance with the Public Company Accounting Oversight Board (PCAOB) rules and standards. The said financial statements will be prepared by independent accountant, selected by the Company and approved by the Board. Such financial statements and other information shall reflect any adjustments or modifications reasonably requested by the Investor which are necessary for the Investor to comply with accounting standards and reporting requirements applicable to it under the Securities Law (including translation to English and $ presentation).

10.6	During the Rights Period, the Company shall make best efforts to cooperate to the extent reasonably possible, with the Investor in order to assist the Investor in meeting their obligations under the US SOX and/or Israeli SOX.

10.7	During the Rights Period, in the event that the Investor determines, after consultation with its legal counsel or auditors, that information with respect to the Company is required to be disclosed by the Investor either: (i) by report under the Securities Law; or (ii) in any periodic report, prospectus, any other document prepared in connection with any offerings of securities by the Investor, or any other public report required under the Securities Law (the information under sub sections (i) and (ii) above will be referred to as “Material Information”), then the Company shall provide such Material Information to the Investor (including a description of such Material Information) within a reasonable period following a written request of the Investor to enable the Investor to comply with its reporting obligations in a timely manner and in accordance with the Securities Law and applicable rules. It is hereby clarified that in the event the Material Information has not been disclosed yet to the public by the Company, the Parties shall cooperate in good faith to allow the Investor to meet its reporting obligations without prejudicing those of the Company.

10.8	During the Rights Period, in the event that the Company or the Investor becomes aware of any Material Information relating to the Company, then the Company shall provide to the Investor any such Material Information (including a written description of such Material Information) within a reasonable period following becoming aware of such Material Information or within a reasonable period following receiving a written request from the Investor to disclose such Material Information, whichever is earlier, in order for the Investor to comply with its disclosure obligations in a timely manner and in accordance with the Securities Law and applicable rules. It is hereby clarified that in the event the Material Information has not been disclosed yet to the public by the Company, the Parties shall cooperate in good faith to allow the Investor to meet its reporting obligations without prejudicing those of the Company.

10.9	The costs of the Auditors for the preparation of the audited financial reports, in accordance with the IFRS (as defined in Section 10.5), shall be borne by the Investor. After the consummation of the Additional Financing, as provided in Section 4.2(b), the costs and expenses incurred by the Auditors in complying with the foregoing undertakings in this Section 10 shall be paid by the Company and the Investor in equal parts during the Rights Period or until an IPO.

11.	NON COMPETE

During the term of this Agreement and for two years following each Party ceasing to be a shareholder of the Company, each of the Founders undertakes not to engage, whether directly or indirectly, personally or through or with the assistance of any third party, in any project competing with the Business, except through the beneficial ownership of up to 5% of the shares of any company engaged in the Business. Notwithstanding anything to the contrary herein: the aforesaid non-compete undertaking shall not apply following the liquidation, dissolution or winding up of the Company. For the avoidance of doubt, the Founders involvement in Emuze E.V. Ltd. (“Emuze”), as set forth in Section 16 herein shall not constitute a breach of this Section 11.

12.	INTELLECTUAL PROPERTY RIGHTS

All Intellectual Property Rights assigned, resulting, developed, conceived, made, or reduced to practice as part of the operation of the Company shall be the property of the Company and shall be used solely by the Company (the “Company’s IP”). For clarification purpose, Emuze‘s MUVE product includes specific two wheel front axle design that will form the basis (but not final design) of the front axle of the Porto product.

13.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

13.1	Each of the Parties hereby represents and warrants to each other and to the Company as follows:

(a)	where applicable, it has the corporate (or other) powers to enter into, perform and comply with its obligations under this Agreement;

(b)	all actions, conditions and things required to be taken, fulfilled and done in order to enable it or him lawfully to enter into and perform and comply with its or his obligations under this Agreement have been taken, fulfilled and done; and

(c)	this Agreement, when executed, will be legal, valid, binding and enforceable against it or him in accordance with the terms thereof.

13.2	Each of the Parties agrees to use reasonable endeavors to ensure, and to take such steps as may be within its or his powers to procure that the Company take all actions which are in the best commercial interests of the Company. Each Party will co-operate with the others and act in fairness and in good faith to enable the other to discharge its obligations and duties under this Agreement.

14.	REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS

Each Founder, severally and not jointly, hereby represents and warrants to Investor as follows:

14.1	No Conflict; Consents. The execution, delivery and performance of the Agreement do not and will not (a) result in any conflict with, or a breach or violation, with or without the passage of time and giving of notice, of any of the terms, conditions or provisions of, or give rise to rights to others (including rights of termination, cancellation or acceleration) under: (i) any judgment, injunction, order, writ, decree or ruling of any court or governmental authority, domestic or foreign, to which the Founder is a party or to which the Founder is subject; (ii) any contract, agreement or commitment to which the Founder is a party or to which the Founder is subject; or (iii) any applicable law; or (b) require the consent, approval or authorization of, registration, qualification or filing with, or notice to any person or any federal, state, local or foreign governmental authority or regulatory authority or agency, on the part of the Founder, which has not heretofore been obtained or made or will be obtained or made prior to the incorporation of the Company.

14.2	Conflicting Agreements. Such Founder is not, either as a result of the nature of the Business of the Company as currently proposed to be conducted, in any of such Founder’s capacities in the Company (whether as a founder, shareholder, employee, officer or director, or otherwise, as applicable) or for any other reason, in conflict with, or in breach or violation, with or without the passage of time and giving of notice, of any of the terms, conditions or provisions of: (i) any fiduciary or confidential relationship with others, (ii) any term of any contract or covenant (either with the Company or with any other person) relating to employment, assignment of inventions, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (iii) any other contract or agreement, or any judgment, decree or order of any court or administrative agency binding on the Founder and relating to or affecting the right of such Founder (1) in any intellectual property developed, conceived or reduced to practice (either alone or jointly with others) by such Founder prior to the Company’s incorporation and relating to the Company’s Business as currently proposed to be conducted, and the full and irrevocable assignment of all right, interest and title therein to the Company; or (2) to be employed by or serve in any capacity in the Company, and fulfilling his duties and obligations in such capacity. No such relationship, term, contract, agreement, judgment, decree or order conflict with or limit such Founder’s obligations to use his best efforts to promote the interests of the Company, or such Founder’s carrying on of any capacity in the Company.

14.3	Absence of Claims. The Company does not have liability (contingent, monetary or otherwise) towards the Founder, under any contract, undertaking, promise or any other basis, in equity or at law. There is no action, suit, claim or proceeding pending or, to the knowledge of the Founder, threatened, against the Founder with respect to which the Founder has a contractual right or a right pursuant to applicable law to indemnification from the Company related to facts and circumstances existing prior to Closing, except for a certain allegation by Itzik Ben Aharon (“Itzik”) relating to the ownership of certain intellectual property rights in a two wheel scooter that are not intended to be designed by the Company.

14.4	Intellectual Property.

(a)	The Founder is the sole inventor and developer of the Founder’s Background IP relating to the Business (including the inventions, methods and devices described and claimed in the patents, which are part of such Founder’s Background IP related to the Business, if any) without any contribution, assistance, participation or alleged rights of any third party. Neither the Founder nor any other person has any further interest in or rights to any of the Founders Intellectual Property Rights related to the Business. During the period in which the Founder was developing the Founder’s Background IP related to the Business, the Founder was not employed or engaged by any third party. The Founder is not or was not ever employed by, engaged with or a staff member of any governmental body or institution, university, college, other academic or educational institution or research center or organization whose primary purpose is to create or foster the creation of Background IP related to the Business.

There will be no amounts due or payable by the Company to the Founders for the research, development, conception or reduction to practice of any Company IP, other than as shall be set forth in the Founder’s employment or consulting agreement with the Company, as applicable.

(b)	No former employer of the Founder or other person has asserted any claim against the Founder, or, to the knowledge of the Founder, against the Company, alleging that any Background IP related to the Business or product or the operation or conduct of the Business of the Company as currently proposed to be conducted infringes or misappropriates the intellectual property rights of any former employer of the Founder or such other person.

15.	INDEMNIFICATION

The Company and each Founder, severally and jointly, hereby agree as follows:

to the maximum extent allowed by law, to indemnify the Investor, (including its shareholders, directors, officers, employees and Affiliates (each, an “Indemnitee” and collectively, the “Indemnitees”), from and against any and all direct claims, losses, damages, suits, fees, judgments, administrative fines, costs and expenses finally awarded by a court of competent jurisdiction arising from claims by third parties or paid in a settlement, including reasonable attorneys’ fees, whether such Claims are made by an individual, business, or government, that the Indemnitees may suffer or incur arising out of or in connection with: any allegation by a third party that the Company’s or Indemnitees’ (as applicable) use of the Background IP related to the Business, or documentation or output thereto, constitutes an infringement, contributory infringement or violation of any patent, copyright, trade secret, trademark, or other third party intellectual property right or a misappropriation of a trade secret or other personal rights of a third-party (collectively referred to as “Claim”).

15.1	Claims Notice. The Company or the Indemnitee, as applicable, will give prompt notice of any Claim to the Founder, and the Founder will have sole authority to defend the Indemnitees and settle, at its sole expense any Claim for which Founder is responsible under this Section, provided that such settlement shall be subject to approval by the Investor (not to be unreasonably withheld) if it requires any admissions by Investor or the Company or imposes any payment liability on Investor or the Company that has not been reimbursed by the Founder. Investor reserves the right to employ counsel at its own expense and participate in the defense and/or settlement of any Claim.

15.2	Survival. The indemnification obligations of under this Section 15, shall survive for a period of 36 months following the Initial Financing. The Parties agree that the provisions of this section shall be deemed to constitute a separate written legally binding, in accordance with the provisions of Section 19 of the Israeli Limitation Law (חוק ההתיישנות) 5718-1958.

15.3	Basket; Cap. No Claim for indemnification under this Section 15. shall be brought unless the aggregate amount of such Claim shall exceed US$15,000, provided that in case of a Claim in excess of the aforesaid threshold, the Claim can be submitted for the entire amount (from the first dollar). The total liability for indemnification by Company or the Founders hereunder towards the Indemnitees shall be limited to the aggregate purchase amount paid by such Investor under Section 4.2.

15.4	Form of Indemnification; Sole Remedy. Notwithstanding anything to the contrary herein, any indemnification under this Agreement shall first be asserted against the Company, and solely to the extent the Company shall not be able to indemnify the Indemnitees, shall the Founders be liable for indemnifying the Indemnitees; provided however, that the sole form of indemnification provided by the Founders shall be via the form of shares held by them in Company (i.e. no cash indemnification shall be available to the Indemnitees from the Founders). The indemnification provisions under this Section 15 shall be the sole and exclusive remedy of the Indemnitees in connection with any of the representation and warranties of the Founders or Company hereunder.

16.	THIRD PARTY ENGAGEMENTS

16.1	The Investor acknowledges that the Founders are the owners of Emuze, an Israeli private company that manufactures and distributes electric vehicles, and as such the Parties agree that Emuze shall not be considered a competitor of the Company.

16.2	The Parties agree that: (i) Ningbo Shangjian Machinery Technology Co Ltd., will have a right of first offer in connection with the manufacturing process of the Company’s products.

16.3	The Parties agree that Monxie Mobility LLC will have a right to distribute the Company’s products in certain territories.

17.	RIGHT OF FIRST OFFER ON NEW PRODUCT

In the event that Amir shall wish to develop any new type of micro mobility vehicle, it shall first offer present to the board such new proposed development (in reasonable basic detail), and a proposed budget for such development.

The Company shall have 60 days to determine whether it wishes to commit to such development and undertake to finance the respective budget. In the event the Company rejects such offer (or does not commit to develop such vehicle and finance it), Amir shall be entitled to develop such vehicle, market and sell such vehicle by himself or with others, subject to the terms of Non Compete in Section 11 hereof.

18.	MISCELLANEOUS

18.1	Confidentiality

Each Party shall not divulge to any third party, except as permitted hereunder, the negotiations, arrangements, provisions of and transactions under this Agreement, the Business and/or any part or parts thereof, and shall further keep confidential all information and data in connection with the Company and the Business, all unless it shall be required to do so by any applicable law or any regulation or requirement of any government or statutory body or agency (including any stock exchange laws and regulations).

Notwithstanding the foregoing, each Party may divulge such arrangements and terms to its authorized officers, employees, its Related Corporations, or any person extending credit to such Party or its Related Corporation for the purposes of this Agreement and their respective officers and employees, its agents and advisers, provided that such Party shall make such disclosure on a need-to-know and confidential basis and shall be responsible for any breach of the terms of confidentiality set out in this Agreement. Confidential Information from or supplied by any Party shall belong to that Party and not the Party receiving the Confidential Information.

18.2	No Partnership

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or any of them nor constitute any Party the agent of any other Party or otherwise entitle any Party to have authority to bind any other Party for any purpose.

18.3	Assignment

No Party may assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the other Parties (except as set forth in in the Articles). Any assignment or transfer in violation of this Section 18.3 shall be null and void.

18.4	Third Parties

A person who is not and does not become a party to this Agreement shall have no right to enforce or enjoy the benefit of any of its terms.

18.5	Remedies

Unless specifically specified otherwise, no remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available in this Agreement or under the applicable law, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing under the applicable law. Except as otherwise provided therein, the election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

18.6	Severance

In the event that any term, condition or provision of this Agreement is held to be a violation of any applicable law, statute or regulation, the same shall be deemed to be deleted from this Agreement and shall be of no force and effect and this Agreement shall remain in full force and effect as if such term, condition or provision had not originally been contained in this Agreement. Notwithstanding the above, in the event of any such deletion the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

18.7	Entire Agreement

This Agreement embodies and sets forth the entire agreement and understanding of the Parties in relation to its subject matter and supersedes all prior oral and written agreements, undertakings or arrangements relating to the subject matter of this Agreement, including without limitation, the MOU. Neither Party shall be entitled to rely on any agreement, understanding or arrangement (whether oral or written) which is not expressly set forth or contemplated in this Agreement.

18.8	Costs and Taxes

Each Party shall pay its expenses and costs (including, without limitation, legal, accounting, financial advisory and other advi’or's fees) incurred in connection with the negotiation and execution of this Agreement and related documents. Each Party shall bear its respective tax liabilities, if any, arising in connection with the issuance and holding of any Shares of the Company, the provision of shareholders’ loans, if any, and other financing of the Company.

18.9	Notices

Subject as otherwise provided in this Agreement, all notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post or electronic mail, with message addressed to the intended recipient thereof at its address set out below or email address set out below (or to such other address or facsimile number as any Party may from time to time notify the other Party). Any such notice, demand or communication shall be deemed to have been duly served: (i) if given by facsimile or email- on the first Business Day (at the receiving end) following the time of transmission; or (ii) if given by registered post or cour–-- within three (3) Business Days after delivery and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted; or (iii) in the case of delivery by hand, when actually delivered.

if to Amir Zaid:

By email to: amir.zaid@gmail.com

if to Weijian Zhou:

By email to: tom@furuchina.com

if to Charging Robotics Ltd.:

7A Industrial Park, P.O. Box 3030, Omer, 8496500, Israel

Attention: Liron Carmel

Telephone: +972-73-370-4691

By email to: Liron.Carmel@medigus.com

With a mandatory copy (which shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel St., Ramat-Gan, Israel

Attention: Dr. Shachar Hadar, Adv.

Telephone: +972-3-6103961

E-mail: shacharh@meitar.com

18.10	Laws & Jurisdiction

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Israel, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of any other jurisdiction. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be resolved exclusively in the courts of Tel Aviv-Jaffa in Israel.

18.11	Publicity.

(a)	The Parties shall not issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement, without other Party’s prior written consent.

(b)	Public Company. Without derogating with the above, as the Investor is a publicly traded company, the Investor and/or Investor’s affiliates (with the term “affiliate” having the meaning set forth under Rule 405 under the Securities Act of 1933, as amended) may be obliged, as part of certain disclosure rules, to disclose the existence of an engagement under the Agreement including its terms and conditions. The Founders hereby waive any claim of any sort against the Investor and/or such Investor’s affiliates for any such disclosure

18.12	Amendments

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

18.13	Counterparts

This Agreement may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the instrument.

-Signature Pages to Follow-

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

/s/ Amir Zaid
Amir Zaid

/s/ Weijian Zhou
Weijian Zhou

Charging Robotics Ltd.

By:	/s/ Liron Carmel /s/ Oz Adler
Name:	Liron Carmel, Oz Adler
Title:	Directors

Medigus Ltd.

By:	/s/ Liron Carmel
Name:	Liron Carmel
Title:	Chief Executive Officer

- Joint Venture Agreement – Sig Page – February 19, 2021

Appendix I

Articles of Association

The Companies Law - 1999

a Company Limited by Shares

Articles of Association

of

Revoltz Ltd.

Preliminary

1.	Definitions.

1.1.	Capitalized terms used in these Articles shall bear the meanings ascribed to such terms as set forth in this Article, unless inconsistent with the context:

Term	Definition

Affiliate	An entity or person, which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such transferor-shareholder. For purposes hereof, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise, including without limitation the ownership of the majority of the voting stock of any such entity. The term “Controlled” shall have a correlative meaning; provided, that the transferor undertakes to reacquire the transferred securities in the event the conditions set forth in this definition ceases to be satisfied;

Anti-Trust Law	The Israeli Economic Competition, 5758-1988, as amended from time to time, and any regulations promulgated thereunder;

Articles	These Articles of Association as amended from time to time by a Shareholders’ resolution;

Auditors	The auditors of the Company;

Board of Directors; Board	The Board of Directors of the Company;

Business	Development and commercialization of three modular EV micro mobility vehicles for urban individual use and “last mile” cargo delivery;

Chairman	The Chairman of the Board of Directors, as may be appointed, from time to time (if appointed);

Company	Revoltz Ltd.;

Companies Law	The Companies Law, 1999, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Law shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time;

Companies Ordinance	The Companies Ordinance (New Version), 5743-1983, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Ordinance shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time;

Director(s)	The member(s) of the Board of Directors appointed in accordance with these Articles holding office at any given time;

Founders	Charging Robotics Ltd., Amir Zaid and Weijian Zhou;

In writing	Written, printed, photocopied, typed, sent via facsimile or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

IPO	The closing of the first sale of Ordinary Shares to the public, pursuant to an effective registration statement under the United States Securities Act 1933, as amended, or the securities law of any other jurisdiction.

JV Agreement	The Joint Venture Agreement by and amongst, Amir Zaid, Weijian Zhou and Charging Robotics Ltd., dated as of February 19, 2021.

Lien	Any lien, pledge, hypothecation, charge, equities, claims, restrictions, security interest, encumbrance or any other right of a third party.

Liquidity Event	(i) Any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) the merger or consolidation of the Company with or into any other corporate entity; (iii) a sale or other disposition, in a single transaction or series of related transactions, of all or of substantially all of the shares of the Company, or (iv) a sale, transfer, exclusive and substantially worldwide license, or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, other than any such licenses granted in the Company’s ordinary course of business; except, in case of sub-articles (ii) and (iii), any such transaction or series of related transactions in which the Shareholders as of immediately prior to such transaction continue to hold (solely by virtue of the respective shares and in the same holding proportions each of them held in the Company as of immediately prior to such transaction) immediately following such transaction, at least a majority, by voting power, of the share capital of (1) the surviving, acquiring or resulting company or (2) if the surviving, acquiring or resulting company is a wholly owned subsidiary of another company immediately following such transaction, the parent company of such surviving, acquiring or resulting company

Charging Robotics	Charging Robotics Ltd.;

Month	Calendar month;

New Securities	Any new shares or any new securities exchangeable, exercisable or convertible into shares of the Company, except of new securities that (i) granted or issued under stock or option incentive plans approved by the Board; (ii) issued upon stock split, stock dividends, reclassification or recapitalization on the basis of a stockholder’s pro-rata share of the Company’s share capital; (iii) offered to the public through an IPO; (iv) issued in connection with equipment lease financing transaction or debt-financing transaction with institutional lenders or with a strategic investor, which transaction was approved by the Board; (v) issued pursuant to the acquisition of another person by the Company by merger, purchase of substantially all of the assets of such person, reorganization or a joint venture agreement, provided, that such issuances are approved by the Board; or (vi) issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board.

Office	The Registered Office of the Company at any given time;

Officer (‘Nosei Misra’)	As defined in the Companies Law;

Permitted Transferee

Any of the following:

(A)       With respect to any Transferor who is a natural person: (i) a company wholly owned by such Transferor; (ii) such Transferor’s spouse, parents or children; and (iii) in case of death of such Transferor, his heir(s) by operation of law or in accordance with its will;

(B)       With respect to any Transferor which is a corporate entity - any of its Affiliates;

(C)       A trustee (including any successor or replacing trustee) solely for the benefit of the Transferor (or his permitted transferees);

(D)       The Company, with respect to repurchase of shares;

provided, however, that in any of the foregoing events, the Transferor and the Permitted Transferee shall have delivered to the Company an undertaking, in a form reasonably acceptable to the Company, under which (i) they confirm Transferee’s status as a Permitted Transferee of Transferor, and (ii) Transferee assumes all the Transferor’s obligations and undertakings in its capacity as a shareholder, both to the Company, to the extent such obligations and undertakings relate to the Company, and to any other Shareholder.

Qualified Shareholder	Shareholder holding 5% or more of the, then issued and outstanding share capital;

Register of Shareholders	The Register of Shareholders of the Company administered in accordance to Section 127 of the Companies Law;

Shareholders	The shareholders of the Company, at any given time;

Transfer	Sale, assignment, conveyance, pledge, hypothecation, grant of any security interest in, or any other disposition or transfer by gift or otherwise; provided, however, that a Lien in any shares of the Company held by any Shareholder, for the purpose of securing a debt financing of such Shareholder, shall not be deemed a Transfer if, and only if, such Lien expressly provides by its terms that in the event of a realization of such Lien, the purported Transfer of the shares underlying such Lien to any party whatsoever, including to the person for whose benefit such Lien was created, shall be considered a Transfer for all intents and purposes of, and be subject to all of the provisions governing, Transfers of shares under this Agreement.

Year	Calendar year commencing on January 1st and ending on December 31st;

1.2.	Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in its entirety and not to any part hereof; all references herein to Articles, Sections or clauses shall be deemed references to Articles, Sections or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference in this Agreement to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; reference to month or year means according to the Gregorian calendar; reference to a “company”, “corporate body” or “entity” shall include a, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, and reference to a “person” shall mean any of the foregoing or an individual.

1.3.	Save as aforesaid any words or expressions defined in the Companies Law or in the Companies Ordinance (to the extent still in effect according to the provisions of the Companies Law), shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

1.4.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.5.	In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

2.	Private company.

The Company is a private company, and accordingly:

2.1.	the right to transfer shares is restricted in the manner hereinafter prescribed;

2.2.	the number of Shareholders (exclusive of persons who are in the employment of the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, Shareholders of the Company) is limited to 50; provided that where two or more persons hold one or more shares in the Company jointly they shall, for the purpose of this Article, be treated as a single shareholder;

2.3.	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

Limited Liability

3.	The Company is a Limited Liability Company. Each Shareholder’s obligations to the Company’s obligations shall be limited to the payment of any unpaid amount that is due for the issuance of the shares held by such Shareholders, if any.

Company’s Objectives

4.	The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

5.	The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations for the purpose of achieving profits to the Company.

Share Capital

6.	Share Capital.

The share capital of the Company is divided into 10,000,000 (Ten Million) Ordinary Shares, with no par value (the “Ordinary Shares”)

The rights attached to the Ordinary Shares shall be all the rights in the Company including, without limitation, the right to receive notices of Shareholders meetings, to attend and vote at Shareholders’ meetings, to participate in distribution of dividends and stock dividends and to participate in distribution of surplus assets and funds in liquidation of the Company.

7.	Increase of Share Capital.

7.1.	The Company may, from time to time, by a Shareholders resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

7.2.	Except to the extent otherwise provided in such resolution, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

8.	Special Rights; Modifications of Rights.

8.1.	Subject to the provisions of these Articles and the Companies Law, the Company may, from time to time, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

8.2.	If at any time, the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company, subject to a resolution passed at a separate General Meeting of the holders of the shares of such class.

8.3.	The provisions of these Articles relating to General Meetings shall apply, in the relevant changes, to any separate General Meeting of the holders of the shares of a particular class.

8.4.	Without prejudice, the increase of the authorized share capital, the creation of a new class of shares, the increase of the authorized share capital of a class of shares, or the issuance of shares of any class out of the authorized and unissued share capital, shall not be deemed to modify or abrogate the rights attached to any class of shares, whether previously issued shares of such class or of any other class.

8.5.	The matters listed in Articles 8.5.1 to 8.5.8 below, in addition to the requirements under applicable law, must be approved by the affirmative approval of each Founder as long as such Founder holds at least 10% of the then issued and outstanding shares of the Company (on an as-converted basis).

8.5.1.	Undertaking by the Company of any business or activity, other than the Business.

8.5.2.	Any reduction, cancellation or increase of the registered share capital of the Company, and any changes to the rights attached to the share capital of the Company, other than in the event of an increase as part of the future financing round of the Company.

8.5.3.	The approval of any engagement with the Company in which a Founder has personal interest.

8.5.4.	The consummation of any Liquidity Event or IPO.

8.5.5.	The approval of the Annual Plan (Budget and Business Plan) (as defined in the JV Agreement).

8.5.6.	The appointment and removal of the Auditors.

8.5.7.	The adoption of, or any significant change to, the accounting policies of the Company, other than as required from time to time by IFRS, GAAP as applicable.

8.5.8.	The approval of any material contract (above US$70,000) of the Company.

8.6.	Any amendment, variation or modification to the Articles, in a manner that may adversely affect or adversely affects the rights, preferences or privileges of a Founder must be approved by the affirmative vote of the shares held by such Founder as long as such Founder holds at least 10% of the then issued and outstanding shares of the Company (on an as-converted basis), unless such amendment, variation or modification is made as part of a future financing round of the Company.

9.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital.

9.1.	The Company may, by Shareholders’ resolution and subject to the Companies Law, from time to time:

9.1.1.	consolidate all or any of its issued or unissued share capital;

9.1.2.	divide its shares (issued or unissued) or any of them (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

9.1.3.	cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled, or

9.1.4.	reduce its authorized share capital in any manner.

9.2.	With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

9.2.1.	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated;

9.2.2.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

9.2.3.	redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

9.2.4.	round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; and

9.2.5.	cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 9.2.5.

Shares

10.	Issuance of Share Certificates; Replacement of Lost Certificates.

10.1.	Share certificates shall be issued under the stamp of the Company and shall bear the signatures of a Director and/or of any other person or persons authorized thereto by the Board of Directors.

10.2.	Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

10.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Shareholders in respect of such co-ownership.

10.4.	If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

11.	Registered Holder.

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

12.	Allotment of Shares.

12.1.	The shares, other than the issued and outstanding shares, shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 14.6 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration.

12.2.	Section 290(a) of the Companies Law shall not apply to the Company.

13.	Payment in Installments.

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

14.	Calls on Shares.

14.1.	The Board of Directors may, from time to time make such calls as it may think fit upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

14.2.	Notice of any call shall be given in writing to the shareholder (s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made, provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such shareholder (s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

14.3.	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

14.4.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

14.5.	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

14.6.	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

15.	Prepayment.

With the approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 15 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

16.	Forfeiture and Surrender.

16.1.	If any shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, and subject to the provisions of Section 181 of the Companies Law, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

16.2.	Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

16.3.	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

16.4.	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

16.5.	Any share forfeited or surrendered as provided herein shall become dormant shares (as defined in Section 308 of the Companies Law), and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

16.6.	Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 14.5 above, unless such shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of shares, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

16.7.	The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 16.7.

17.	Lien.

17.1.	Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for the call on shares made by the Board of Directors, in respect of unpaid sum relating to shares held by such Shareholder. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

17.2.	The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

17.3.	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

18.	Sale after Forfeiture or Surrender or in Enforcement of Lien.

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

19.	Redeemable Shares.

The Company may, subject to applicable law, issue redeemable shares and redeem the same.

Transfer Of Shares

20.	Effectiveness and Registration.

20.1.	No transfer of shares in the Company, and no assignment of an option to acquire such shares from the Company, shall be effective unless the transfer is in accordance with the Articles and the assignment has been approved by the Board of Directors, such approval shall be at the sole discretion of the Board of Directors. The Board of Directors may refuse to approve such transfer or assignment without the need to give any reasons. For the purposes of these Articles, a party effecting or proposing to effect a Transfer is referred to as “Transferor” and the party to whom such Transfer is effected or proposed to be effected is referred to as “Transferee”.

20.2.	No such transfer as described in Article 20.1 shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Until the Transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer.

21.	Right of first refusal.

21.1.	Without derogating from and subject to the provisions of Article 20.1 and Article 22 above and below, until an IPO or a Liquidity Event and except as set forth in Article 21.9, and Article 24 below, in the event a Shareholder (the “Selling Party”) receives an offer (including a non-binding term sheet) to Transfer any of its shares to a third party, other than its Permitted Transferee (the “Offer”), and wishes to accept such Offer and Transfer all or any part of its shares (“Offered Shares”), it shall notify each of the Qualified Shareholders (the “Offeree”) in writing no less than fourteen (14) days before the date execution of the proposed Transfer, of the (a) Selling Party’s bona fide intention to effect a Transfer of such shares; (b) identity and background of the proposed third party purchaser; (c) the number, class and series of shares to be Transferred by the Selling Party, and (d) the price per share and other material terms and conditions of the proposed Transfer and any writing provided by any third party purchaser (if applicable) evidencing such terms (the “Notice”).

21.2.	The Offeree shall have a right, but not the obligation, to, unconditionally accept the Offer to purchase all, or any of the Offered Shares under the same terms and conditions of the Offer, by providing the Selling Party a written notice of its agreement to purchase the Offered Shares within fourteen (14) days of its receipt of the Notice (“Offer Period”). If an Offeree did not respond to the Offer within the Offer Period, it shall be deemed to have waived such Offer.

21.3.	If such Offered Shares are not Transferred to the proposed transferee in compliance with the foregoing within ninety (90) days following the end of the Offer Period, such Offered Shares shall not be Transferred to any person without again being subject to the provisions and restrictions of this Article 21.

21.4.	Any Offeree which chooses to exercise the right of first refusal set forth herein may designate as purchasers under such right itself or its Permitted Transferee in such proportions as it deems appropriate. Any Transfer of shares under this Article 22.5 shall be subject to and conditioned upon the transferee of the shares executing and delivering to the Company, in advance and in writing, an undertaking in favor of the Company and its shareholders to be bound by and comply with the terms and conditions set forth herein.

21.5.	If, by the end of the Offer Period, acceptances, in the aggregate, have been received in respect of all of the Offered Shares, then the terms set forth in the Offer shall be binding upon the Selling Party and the accepting Offeree such that the Offeree who has so accepted the Offer shall purchase the number of Offered Shares indicated in the acceptances notice submitted by such Offeree, and the Selling Party must sell such Offered Shares to such Offeree in the respective numbers indicated in its acceptance notices, all in accordance with the terms set forth in the Offer.

21.6.	If, by the end of the Offer Period, acceptances, in the aggregate, have been received in respect of more than 100% of the Offered Shares, then the rights and obligations to purchase such Offered Shares shall be allocated among such accepting Offerees in accordance with their respective pro-rata share of the Offered Shares, being the ratio between (i) the number of outstanding shares of the Company held by each such Offeree as of the date of the Offer and (ii) the total number of outstanding shares of the Company held as of such date by all accepting Offerees, but without exceeding the number of Offered Shares indicated in each such Offeree’s acceptance notice (any excess Offered Shares, if any, remaining after each such allocation, shall be re-allocated in the same manner among those Offerees who have not yet been allocated the full amount of Offered Shares they elected to purchase under their acceptance notices, until each such accepting Offeree has been allocated the number of Offered Shares indicated in its acceptance notice or until the rights (and obligations) to purchase 100% of the total Offered Shares have been allocated as aforesaid).

21.7.	If, by the end of the Offer Period, acceptances have been received for less than 100% of the Offered Shares, then the Selling Party shall not be required to sell any of the Offered Shares to the Offeree, and will be entitled, during the ninety (90) days following the end of the Offer Period, to Transfer all (but not less than all) of the Offered Shares only to the proposed transferee indicated in the Offer, at a price that shall not be less than the price indicated in the Offer and under terms not more favorable to the proposed transferee than those specified in the Offer.

21.8.	Should the purchase price specified in the Offer be payable in property other than cash, the Offerees shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. The valuation shall be made by an appraiser of recognized standing selected by the Board, whose appraisal shall be determinative of such value. The period for exercise of the right of first refusal by the Offerees shall commence at such time that the valuation has been provided to all Offerees. The cost of such appraisal shall be shared equally by the Selling Party and, if any, the Offerees who elected to exercise the right of first refusal, with one-half of the cost borne by the Offerees (if applicable) pro rata to the number of shares each such party elected to purchase pursuant to this Article 21.8.

21.9.	The right of first refusal under this Article 21.1 will not apply to Transfers of shares of the Company by Offerors (i) to their respective Permitted Transferees, or (ii) in a transaction made in accordance with Article 26 below ('Bring Along').

21.10.	In accordance with the provisions of this Article 21 shall apply also to Transfer of any other debt or equity securities of the Company or any rights to acquire any such debt or equity securities of the Company, unless otherwise determined by the Board or in the instrument governing such Securities.

22.	Right of Co-Sale

22.1.	Without derogating from and subject to the provisions of Article 20.1 and Article 21 above, and except as set forth in Article 24 below, to the extent that the Offeree did not duly accept the Offer to purchase the Offered Shares in its entirety upon the terms specified in the Offer pursuant to Article 21, then the Offeree, by notifying the Selling Party in writing within thirty (30) days after being delivered the Offer referred to in Article 21.1, may participate in the sale of the Offered Shares if effected by the Selling Party on the same terms and conditions as specified in the Notice. The Offeree’s notice to the Selling Party (the “Co-Sale Offer”) shall indicate the number of shares of the Company that the Offeree wishes to sell under his, her or its right to participate (the “Co-Sale Interest”). The Offeree may sell up to its Pro-Rata Portion (as defined below) of the Co-Sale Interest, on the same terms and conditions as set forth in the Notice. For purposes of this Article 22.1, “Pro-Rata Portion” shall mean the number of shares constituting part of the Co-Sale Interest multiplied by a fraction, (i) the numerator of which shall be the number of Company shares held by such Offeree and (ii) the denominator of which shall be the total number of Company shares held by the Qualified Shareholders.

22.2.	The Offeree shall effect its participation in the sale by promptly executing all documents and instruments that are required by the purchaser and, without limitation, by delivering to the Selling Party for transfer to the purchaser one or more certificates or other evidence of loans, properly endorsed for transfer, which represent the type and number of shares of the Company that such Offeree elects to sell.

22.3.	The certificates that the Offeree delivers to the Selling Party pursuant to Article 22.1 shall be transferred to the purchaser in consummation of the sale of the Co-Sale Interest pursuant to the terms and conditions specified in the Co-Sale Offer, and the Selling Party shall concurrently therewith remit to the Offeree that portion of the sale proceeds to which the Offeree is entitled by reason of its participation in such sale. To the extent that any purchaser prohibits such assignment or otherwise refuses to purchase a Co-Sale Interest from the Offeree exercising its rights of co-sale hereunder, the Selling Party shall not sell to such purchaser any Company shares unless and until, simultaneously with such sale, the Selling Party shall purchase such shares from the Offeree for the same consideration and on the same terms and conditions as described in the Offer.

22.4.	If none of the Qualified Shareholders elect to participate in such Transfer, or if some of them elect to so participate, then the Selling Party shall be entitled to Transfer all, or the appropriate pro rata portion (together with the Offeree’s respective Pro Rata Portions of the Co-Sale Interest), as applicable, of the Offered Shares, to the purchaser at any time within the ninety (90) day period set forth in Article 21.5. Any such Transfer shall be at terms and conditions not more favorable to the Selling Party than those specified in the Co-Sale Offer. Any of the Selling Party’s Offered Shares not sold within such ninety (90) day period shall again be subject to the requirements of this Article 22.4.

22.5.	Furthermore, the exercise or non-exercise of the rights of the Offerees under Articles 21 and 23 to purchase shares of the Company from the Selling Party or participate in sales of shares of the Company by the Selling Party shall not adversely affect its rights to make subsequent acquisitions from the Selling Party of shares of the Company or subsequently participate in sales of shares of the Company by the Selling Party.

22.6.	In accordance with the provisions of Article 20.2, this Article shall apply also to Transfer of any other debt or equity securities of the Company or any rights to acquire any such debt or equity securities of the Company, unless otherwise determined by the Board or in the instrument governing such Securities.

23.	No-Sale

During the 24-month period from the date of incorporation of the Company, no Shareholder shall Transfer or make any other disposition of the securities of the Company held by it, other than pursuant to the consummation of a Liquidity Event.

24.	Permitted Transfers

24.1.	Notwithstanding the provisions of Article 21 and Article 23, the first refusal rights and co-sale rights of an Offeree shall not apply to any transfer to a Permitted Transferee, provided that, if such Permitted Transferee ceases to be a Permitted Transferee of the offeror, then the shares Transferred to such Permitted Transferee shall be Transferred back to the original offeror.

25.	Preemptive Rights

25.1.	Until the Company's IPO or a Liquidity Event and subject to the terms and conditions specified in this Article 25, the Company shall grant each Qualified Shareholder the right to purchase all or any part of its pro-rata portion of New Securities which the Company may, from time to time, propose to sell and issue. This preemptive right shall be subject to the provisions set forth below in Articles.

25.2.	If the Company proposes to issue New Securities, it shall give each Qualified Shareholder written notice (the “Preemption Notice”) of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of shares that each Qualified Shareholder has the right to purchase under this Article 25.

25.3.	By written notification received by the Company within ten (10) business days after the giving of the Preemption Notice, each Qualified Shareholder may elect to purchase, at the price and on the terms specified in the Preemption Notice, up to that portion of such New Securities that equals the proportion that the number of shares issued and held by such Qualified Shareholder bears to the total number of shares of the Company then outstanding. The Company shall promptly, in writing, inform each Qualified Shareholder that elects to purchase all the shares available to it (a “Fully-Exercising Shareholder”) of the failure by any the Qualified Shareholder to do likewise. During the seven (7) business days commencing after such information is given, each Fully-Exercising Shareholder may elect to purchase that portion of the New Securities for which Qualified Shareholders were entitled to subscribe but which were not subscribed for by the Qualified Shareholders.

25.4.	If the Qualified Shareholders do not elect to purchase all of the New Securities they are entitled to purchase pursuant to Article 25.1, then the Company may, during the ninety (90) day period following the expiration of the period provided in Article 25.3 hereof, offer the remaining unsubscribed portion of such New Securities to any person or persons at the exact terms as those specified in the Preemption Notice. If the Company does not enter into an agreement for the sale of all of the New Securities or the remaining New Securities, as applicable, within such period, the rights provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Qualified Shareholders in accordance herewith.

25.5.	Notwithstanding anything to the contrary in the event the Board determines that offering Qualified Shareholders preemptive rights (in accordance with the provisions of this Article 25 or otherwise) may reasonably be expected to lead to a breach or violation of any applicable securities laws or regulations, then the Company will not be obligated to offer such New Securities to any Qualified Shareholder, unless such Qualified Shareholder provides the Company with appropriate certificates or representations as may be required under any applicable securities law) or the offer is made to a person to whom an exemption applies under applicable securities laws. In the event, after the aforesaid deductions in the number of New Securities offered by the Company to the Qualified Shareholders, the Board determines that offering Qualified Shareholders preemptive rights (in accordance with the provisions of this Article 25 or otherwise) may still reasonably be expected to lead to a breach or violation of any applicable securities laws or regulations, then the Company may offer New Securities only to Qualified Shareholders to whom an exemption from registration applies under applicable securities laws, unless determined otherwise by the Board at its sole discretion.

25.6.	Anything to the contrary notwithstanding, subject to applicable law, the Preemption Notice will only include the information set forth above and the Company will not be obligated to: (i) issue to any Qualified Shareholder a private placement memorandum, information statement or similar document or; (ii) present to any Qualified Shareholder any projections, forward looking information, or any other information regarding the Company its business, assets, properties, affairs, operations or prospects; or (iii) allow any Qualified Shareholder to conduct any due diligence inquiry prior to making its investment decision if and when exercising preemptive rights hereunder.

26.	Bring Along

26.1.	Until an IPO, in the event that Shareholders constituting the Required Majority (the “Initiating Shareholders”), accept and/or approve an offer from a potential buyer (the “Buyer”) to effect, in a single transaction or series of related transactions, a sale of all or substantially all of the issued and outstanding shares of the Company (other than any shares of the Buyer or its Affiliates, if any) (a “Share Sale Transaction”), or to sell all or substantially all of the assets of the Company (each, the “Proposed Transaction”), then, notwithstanding any no-sale restriction, first refusal or other rights or restrictions to which any Shareholder may be entitled or by which it may be bound, each Shareholder shall:

(a)       vote (in person, by proxy or otherwise) at every meeting of the Shareholders called with respect to the Proposed Transaction, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders with respect thereto, all shares of the Company then held by such Shareholder or over which such Shareholder then holds voting power: (A) in favour of or to approve such Proposed Transaction and any other matter determined by the Board or the Initiating Shareholders in connection with such Proposed Transaction, and (B) against any matter determined by the Board or the Initiating Shareholders, including against any proposal for any merger, sale of shares or assets (other than the Proposed Transaction) between the Company and/or its Shareholders and any person or entity (other than the Buyer) or any other action, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Proposed Transaction, or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled, or that would otherwise impair the ability of the Company or the Shareholders to properly and timely consummate such Proposed Transaction, in each case unless otherwise determined by the Board or the Initiating Shareholders;

(b)        if the Proposed Transaction is a Share Sale Transaction, sell, transfer and deliver, or cause to be sold, transferred or delivered, all of its shares and other securities to the Buyer, free and clear of any liens, claims or encumbrances on the terms and conditions of the Proposed Transaction;

(c)       not challenge, or claim against, the Proposed Transaction, including the terms, validity or binding effect thereof;

(d)       execute and cause to be executed any and all documents (including without limitation any instruments of conveyance and transfer, purchase agreement, merger agreement, escrow agreement, indemnification agreement, etc.), and take all actions, as may reasonably be required by the Board or the Initiating Shareholders in order to effect such Proposed Transaction; and

(e)       not deposit, and cause its Affiliates not to deposit, any shares or other securities of the Company owned by such Shareholder or its Affiliates in a voting trust or subject any shares or other securities of the Company to any arrangement or agreement with respect to the voting of such shares or other securities of the Company, unless specifically requested to do so by the Board or the Initiating Shareholders in connection with the Proposed Transaction;

in each case provided that:

(f)       any representations and warranties to be made by a non-Initiating Shareholder in the Proposed Transaction are limited to matters particular to such Shareholder;

(g)       such non-Initiating Shareholder shall not be liable for the inaccuracy of any representation or warranty made by, or for breach of any covenant of, any other person in connection with the Proposed Transaction, other than the Company (in which case the liability of such non-Initiating Shareholder shall be several and not joint); in each case, except to the extent that funds may be paid out of an escrow or deducted from any payable amount (such as holdback or set-off from earn-outs) established to cover inaccuracy of representations or warranties and breach of covenants of the Company or inaccuracy by any Shareholder of any representations, warranties and breach of covenants provided by all Shareholders in a substantially similar manner;

(h)       the liability of such non-Initiating Shareholder under the Proposed Transaction, including for any indemnity, if any, shall in no event exceed the amount of consideration paid (including amounts held in escrow or otherwise held back or earned but not yet paid prior to the indemnity payment date) to such Shareholder in such Proposed Transaction in accordance with the provisions of these Articles, except in case of fraud, willful misrepresentation or willful misconduct;

(i)       such non-Initiating Shareholder shall not be required to undertake any covenant in connection with the Proposed Transaction limiting the business activities and operations of such non-Initiating Shareholder and/or its Affiliates (other than covenants regarding confidentiality and non-publicity in connection with the completion of the Proposed Transactions); and

(j)       such non-Initiating Shareholder shall not be required to amend, extend or terminate any contractual or commercial relationship with the Company, the Buyer or their respective Affiliates in connection with such Proposed Transaction (except in accordance with the terms of any such contractual or commercial relationship, and except for any shareholders, investors, share purchase and similar agreements made in connection with such Shareholder’s investment or equity interest in the Company).

26.2.	In the event that the Required Majority is met, any Transfer of shares or other securities by the Shareholders, other than pursuant to the Proposed Transaction, shall be prohibited until the earlier of the consummation, termination or expiration of such Proposed Transaction, unless the Transferee is bound by the terms of this 26.2 and such Transfer would not impair the ability of the Company or the Shareholders to properly and timely consummate such Proposed Transaction.

26.3.	Each Shareholder shall be deemed to have given an exclusive and irrevocable proxy and power of attorney to such person as shall be designated by the Board or the Initiating Shareholders to: (a) vote at every meeting of the Shareholders called with respect to the Proposed Transaction, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders with respect thereto, all shares of the Company then held by such Shareholder or over which such Shareholder then holds voting power, in accordance with Article 26(a), (b) accept on such Shareholder’s behalf the Proposed Transaction and any additional obligations applicable to all Shareholders, including, without limitation, escrow and indemnification obligations (but subject to Articles 1.1.1(g) through 1.1.1(i)); (c) execute and deliver on such Shareholder’s behalf any and all documents to effect the Proposed Transaction as shall be deemed necessary by the person so designated by the Board or the Initiating Shareholders, in such person’s sole and absolute discretion, including, without limitation, a deed of transfer of shares or any other instrument of transfer, and (d) at the closing of the Proposed Transaction, to transfer all such Shareholder’s shares or other securities of the Company to the Buyer; in each case, if and to the extent such Shareholder fails for any reason to vote or take the applicable action, when and as required by the Board or the Initiating Shareholders to effect the Proposed Transaction. The irrevocable powers of attorney and appointments hereunder shall be valid and in full force and effect for the purposes of this Article 22 and for the purposes of Section 341 of the Companies Law, should it be applicable to the Proposed Transaction. In the event that a Shareholder fails to surrender its share certificate(s) or any instrument evidencing other security(ies) in connection with the consummation of a Proposed Transaction, such certificate(s) or instrument(s), as the case may be, shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Buyer, and the Board shall be authorized to establish an escrow account for the benefit of such Shareholder, into which the consideration for the shares or other securities represented by such cancelled certificate or instrument shall be deposited, and which shall be administered by such person as determined by the Company or the Initiating Shareholders, until such time as such Shareholder shall surrender its certificate(s) or instrument(s) or otherwise present evidence to the Company’s satisfaction that such certificate or instrument was lost, stolen or destroyed and shall otherwise comply with the conditions for release then set by the Board or the Initiating Shareholders. Each Shareholder recognizes and accepts that any powers granted to the Board and the Initiating Shareholders as set forth in this Article 26 are granted in order to ensure and protect the rights of the other Shareholders and that therefore, such powers, upon exercise thereof, shall be irrevocable with respect to such matter or action executed or taken by the Board and/or the Initiating Shareholders with such powers.

26.4.	The provisions of this Article 26 set forth an independent and distinct arrangement, separate and unrelated to the procedures set forth in Section 341 of the Companies Law (“Section 341”), which the Shareholders intend to apply in the circumstances described herein, and any conditions or requirements that are set forth in Section 341 of the Companies Law shall not apply to the arrangements set forth in this Article 26.4 No Shareholder other than the Initiating Shareholders shall be entitled to request the Company, the other Shareholders or any other party to the Proposed Transaction (e.g. the Buyer) to act upon the provisions of Section 341 and to object to the execution and delivery of any transaction documentation pertaining to the Proposed Transaction. In addition and without derogating from the foregoing, the provisions of Section 341 may also be applied with respect to the Proposed Transaction. Without limitation of the foregoing, if the Proposed Transaction is effected pursuant to Section 341, the Required Majority set forth herein shall also be the majority threshold applicable for the purpose of Section 341. Additionally, if the Proposed Transaction is effected pursuant to Section 341, the Shareholders specifically agree that Section 341 shall be implemented in accordance with the provisions of this Article 22 (such as, the notices, time frames, etc.).

26.5.	For the purpose of Section 341 and these Articles (i) the price, terms and conditions of a Proposed Transaction shall be considered to apply in the same manner as to all Shareholders, and the Shareholders shall be deemed to have been treated equally in the Proposed Transaction, if the application of such price, terms and conditions to the respective shares of the Company held by each Shareholder is made based upon and in accordance with the rights, preferences and privileges conferred upon such shares under these Articles; (ii) any payments made in the Proposed Transaction to Shareholders in their capacity as employees, creditors or beneficiaries of any bonus, retention or incentive plan or any similar payment or arrangement shall not be deemed to be treated or paid unequally compared to any Shareholders not receiving such additional payments; and (iii) if the consideration to be paid in exchange for the shares or other securities to be sold in the Proposed Transaction pursuant to this Article 22 includes any securities and due receipt thereof by any Shareholder would require under applicable law (A) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (B) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors”, then the Board or the Initiating Shareholders may cause to be paid to any such Shareholder in lieu thereof an amount in cash equal to the fair value (as determined in good faith by the Board or the Initiating Shareholders) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the shares or other securities of the Company, and to that extent such Shareholder shall not be deemed to be treated or paid unequally compared to any other Shareholders.

27.	For purposes hereof, the “Required Majority” shall mean holders of at least a 85% of the then issued and outstanding shares of the Company, acting together as a single class, with no need for a separate class vote of the holders of shares of any particular class of shares (excluding, for calculation purposes hereof, any shares held by the Buyer or any Affiliate thereof or anyone on behalf of such Buyer or Affiliate thereof, unless the Buyer together with its Affiliates hold in the aggregate 85% or more of the then issued and outstanding shares of the Company, in which case the shares then held thereby shall not be so excluded).

28.	Suspension of Registration.

The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the Annual General Meeting.

Transmission of Shares

29.	Decedent’s Shares.

29.1.	In case of a share registered in the names of two or more holders, the Company shall recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 29.2 have been effectively invoked.

29.2.	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

30.	Receivers and Liquidators.

30.1.	The Company may recognize the receiver or liquidator of any corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, as being entitled to the shares registered in the name of such shareholder.

30.2.	The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

General Meetings

31.	Annual General Meeting.

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

32.	Extraordinary General Meetings.

All General Meetings other than the Annual General Meetings shall be called “Extraordinary General Meetings”. The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

33.	Notice of General Meetings; Omission to Give Notice; Record Date.

33.1.	Not less than seven (7) days’ prior notice shall be given of every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

33.2.	The accidental omission to give notice of a meeting to any shareholder or the non-receipt of notice sent to such shareholder, shall not invalidate the proceedings at such meeting.

33.3.	Unless otherwise specified in these Articles, the Board of Directors shall specify a record date for determining the identity of the Shareholders entitled to receive notices of Shareholders meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders, including without limitation, the rights with regard to distribution of dividends.

Proceedings at General Meetings

34.	Quorum.

34.1.	No business shall be transacted at a General Meeting unless a lawful quorum is present when the meeting proceeds to business and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon.

34.2.	Subject to the provisions of these Articles, any two or more present in person or by proxy, and who hold or represent in the aggregate at least 81% majority of the voting power represented by the issued and outstanding share capital of the Company (on an as-converted basis) as of the record date, shall constitute a lawful quorum at General Meetings. A Shareholder or his proxy, who also serves as a proxy for other Shareholder(s), shall be regarded as two or more Shareholders, in accordance with the number of Shareholders he is representing.

34.3.	Shareholders entitled to be present and vote at a General Meeting may participate in a General Meeting by means of audio or video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

34.4.	If within 30 minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week (or the first business day thereafter), at the same time and place, or to a later date if so mentioned in the general meeting’s notice. At such adjourned meeting, if a quorum is not present within 30 minutes of the announced time, the requisite quorum at such adjourned general meeting shall be any number of shareholders present in person or by proxy, provided however, that at such adjourned general meeting the only business to be considered shall be those matters which might have been lawfully considered at the general meeting originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the general meeting originally called.

35.	Chairman.

The Shareholders present shall choose someone of their number to be Chairman of the General Meeting. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

36.	Adoption of resolutions at General Meetings.

36.1.	All resolutions of the General Meeting shall be adopted by the holders of a majority of the voting power represented at the Shareholders meeting in person or by proxy and voting thereon, except for the provisions set forth in Articles 8.5 or 8.6.

36.2.	Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

36.3.	A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

37.	resolutions in Writing.

A resolution in writing signed by all of the Shareholders then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, telecopier, telegram, telex or otherwise) or their oral consent by telephone or otherwise (provided that a written summary thereof has been approved and signed by the Chairman), shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

38.	Power to Adjourn.

38.1.	Subject to Article 34.4 above, the Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

38.2.	It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for a date which is more than seven (7) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

39.	Voting Power.

Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

40.	Voting Rights.

40.1.	No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

40.2.	A company or other corporate body being a shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

40.3.	Any shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 40.2.

40.4.	If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the orders in which the names stand in the Register of Shareholders.

Proxies

41.	Instrument of Appointment.

41.1.	The instrument appointing a proxy shall be in writing and shall be substantially in the following form or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp by its duly authorized agent(s) or attorney(s):

“I,		of
(Name of Shareholder)			(Address of Shareholder)
being a shareholder of			(the “Company”), hereby
appoint(s)		of
	(Name of Proxy)		(Address of Proxy)
As my proxy, to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of ______, 20__, and at any adjournment(s) thereof.
Signed this ___ day of ________, 20___.

(Signature of Appointer)”

41.2.	The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Office, or at its principal place of business or at such place as the Board of Directors may specify) not less than forty-eight (48) hours before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

42.	Effect of Death of Appointer or Revocation of Appointment.

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

Board Of Directors

43.	Powers of Board of Directors.

43.1.	In General. In addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager and the Company’s officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting or by the General Manager or the Chief Executive Officer of the Company (the “General Manager”) under his express or residual authority. The authority conferred on the Board of Directors by this Article 43.1 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

43.2.	Borrowing Power. The Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

43.3.	Reserves. The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

44.	Exercise of Powers of Directors; Written resolution.

44.1.	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

44.2.	A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon. The office of Chairman of the Board of Director shall not, by itself, entitle the holder thereof to a second or a casting vote.

44.3.	The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, provided that all directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon (as conclusively determined by the chairman of the Board of Directors) have given their written consent not to convene a meeting on such matters. Minutes of such resolutions, including the resolution not to convene a meeting, shall be signed by the chairman of the Board of Directors.

45.	Delegation of Powers; Committees.

45.1.	The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees, each consisting of two or more members, and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meeting and proceeding of any such Committee of the Board of Directors shall be governed, in the relevant changes, by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate powers.

45.2.	The Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

45.3.	The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretion, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

46.	Number of Directors; Appointment and Removal of Directors.

46.1.	The Board shall comprise of up to three (3) Directors, which shall be appointed, replaced and removed, until an IPO, as provided in Articles 46.1.1 to 46.1.3 below.

46.1.1.	Each of Amir Zaid and Weijian Zhou shall be entitled to appoint one (1) Director.

46.1.2.	Following the Initial Financing (as defined in the JV Agreement), Charging Robotics shall have a right to appoint one (1) Director.

46.1.3.	Following the consummation of the Financing Option (as defined in the JV Agreement), Charging Robotics shall have a right to appoint two (2) Directors, one of whom shall serve as the Chairman, and Amir Zaid shall have the right to appoint one (1) Director.

46.2.	Any appointment, dismissal or replacement of any Director, shall be made by written notice given to the Company by the party(ies) entitled to appoint such a Director and shall become valid and effective upon the day on which said written notice was received by the Company, or upon such later date (including, upon the occurrence of an event in the future) as may be noted in the notice.

46.3.	Only those entitled to appoint, replace and remove Directors under Article 46.1 above shall be entitled to fill any vacancy, however created (including any position to which a Director was not elected), in the Board in respect of the Director they are entitled to appoint, replace and remove.

47.	Qualification of Directors.

No person shall be disqualified as a Director by reason of his not holding shares in the Company.

48.	Continuing Directors in the Event of Vacancies.

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 49, may temporarily fill any such vacancy, provided, however, that if their number is less than a majority of the number provided for pursuant to Article 46 hereof, they may only act in an emergency, and may call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies, so that at least a majority of the number of Directors provided for pursuant to Article 46 hereof are in office as a result of said meeting.

49.	Vacation of Office.

49.1.	The office of a Director shall be vacated, ipso facto, upon his death, if he is found to be legally incompetent, if he became bankrupt, if the Director is a company, upon its winding-up, if he is prevented by applicable law from serving as a Director, or if his directorship expires pursuant to these Articles and/or applicable law.

49.2.	The office of the Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

50.	Remuneration of Directors.

The Directors shall not receive any fees or other compensation from the Company, unless otherwise approved by the Board and subject to the provisions of the Companies Law.

51.	Conflict of Interests.

Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

52.	Alternate Directors.

52.1.	Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

52.2.	Any notice given to the Company pursuant to Article 52.1 shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

52.3.	An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

52.4.	Any natural person may act as an Alternate Director.

52.5.	An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.

52.6.	The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 49 and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

Proceedings of the Board of Directors

53.	Meetings.

53.1.	The Board of Directors may meet and adjourn its meetings at such places either within or without the State of Israel and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by audio or video conference so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

53.2.	Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board of Directors, but not less than three (3) business days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting is of such urgency and importance that notice ought reasonably to be waived under the circumstances.

54.	Quorum.

54.1.	Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence (in person, via audio or video conference, or by proxy) majority of the Directors then serving.

54.2.	If within an half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to two (2) Business Days from the date of the original meeting, at the same time and place. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if no quorum is present within half an hour of the time arranged, the presence of at least two (2) Directors, including the presence of Charging Robotics’ Director(s), then in office at such adjourned meeting shall be deemed a quorum.

55.	Chairman of the Board of Directors.

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of the Chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

56.	Validity of Acts Despite Defects.

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

General Manager

57.	General Manager.

57.1.	The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Chief Executive Officer, Managing Director, General Manager(s), Director General or any similar or dissimilar title) and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe and subject to the provisions of the Companies Law. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to the provisions of the Companies Law, and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

57.2.	Subject to the resolutions of the Company’s Board of Directors, the management and the operation of the Company’s affairs and business in accordance with the policy determined by the Company’s Board of Directors shall be vested in the General Manager, in addition to all powers and authorities of the General Manager, as specified in the Companies Law. Without derogating from the above, all powers of management and executive authorities which were not vested by the Companies Law or by these Articles in another organ of the Company shall be vested in the General Manager, subject to the resolutions of the Company’s Board of Directors.

Minutes

58.	Minutes.

58.1.	Minutes of each General Meeting and of each meeting of the Board of Directors shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all resolutions adopted thereat.

58.2.	Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

Dividends

59.	Declaration of Dividends.

The Board of Directors may from time to time declare and cause the Company to pay dividend, subject to the Companies Law. The Board of Directors shall determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto.

60.	Funds Available for Payment of Dividends.

No dividend shall be paid other than out of the profits of the Company.

61.	Amount Payable by way of Dividends.

Subject to the rights of the holders of shares with special rights as to dividends, any dividend paid by the Company shall be allocated among the Shareholders entitled thereto in proportion to the respective holdings of the shares in respect of which such dividend is being paid.

62.	Interest.

No dividend shall carry interest as against the Company.

63.	Payment in Specie.

Upon the declaration of a dividend in accordance with Article 59, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

64.	Capitalization of Profits, Reserves, etc.

Upon approval by the Board of Directors, the Company:

64.1.	may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued share or debentures or debenture stock; and

64.2.	may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

65.	Implementation of Powers under Articles 63 and 64.

For the purpose of giving full effect to any resolution under Articles 63 and 64, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite under the Companies Law, a proper contract shall be filed, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

66.	Deductions from Dividends.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

67.	Retention of Dividends.

67.1.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

67.2.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 29 or 30, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

68.	Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

69.	Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

70.	Receipt from a Joint Holder.

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

Accounts

71.	Books of Account.

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law, and of any other applicable law. Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company.

72.	Audit.

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

73.	Auditors.

The appointment, authorities, rights and duties of the Auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

Branch Registers

74.	Branch Registers.

Subject to and in accordance with the provisions of the Companies Law and to all orders and regulations issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

Rights of Signature and Stamp

75.	Rights of Signature and Stamp.

75.1.	The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

75.2.	The Company shall have at least one official stamp.

Notices

76.	Notices.

76.1.	Any notice or other document may be served by the Company on any shareholder, by any of the methods set forth below, to such shareholder at his address or other contact details as described in the Register of Shareholders or such other address or other contact details as he may have designated in writing for the receipt of notices and other documents.

76.2.	Any notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

76.3.	Any such notice or other document, shall be deemed to have been served on two (2) business days after it has been posted (seven (7) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two days or seven days, as the case may be, after it has been posted; or when actually tendered in person, to such shareholder (or to the Secretary or the General Manager); or one upon transmission if it has been sent by facsimile, email or other electronic means with electronic confirmation of delivery (or, if transmitted on a non-business day, upon the first business day after such transmission) or when actually received by such shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article.

76.4.	All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to any one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

76.5.	Any shareholder whose address or other contact details were not provided to the Company to be specified in the Register of Shareholders, or who shall not have designated an address or other contact details for the receipt of notices, shall not be entitled to receive any notice from the Company.

Insurance and Indemnity

77.	Insurance.

Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the Anti-Trust Law), and subject further to Article 78, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act which he has performed by virtue of being an Officer, including, in respect of one of the following:

77.1.	a breach of his duty of care to the Company or to another person;

77.2.	a breach of his fiduciary duty to the Company, provided that the Officer acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

77.3.	a financial obligation imposed on him in favor of another person.

77.4.	any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Officer, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”), if applicable, and Section 50P of the Anti-Trust Law).

78.	Indemnity.

78.1.	Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the Anti-Trust Law), and subject further to Article 8078, the Company may indemnify an Officer, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

78.1.1.	a financial liability imposed on such Officer in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court; the term “person” in this Article 78 shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

78.1.2.	reasonable Litigation Expenses (as defined below) expended incurred by an Officer as a result of an investigation or any proceeding instituted against the Officer by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Officer and without imposing on the Officer a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Officer but imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea, or in connection with a financial sanction. In this section “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term "financial sanction" shall mean such term as referred to in Section 260(a)(1a) of the Companies Law. The term “Litigation Expenses” in this Article 78 shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by an Officer in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided.

78.1.3.	reasonable Litigation Expenses, including attorneys’ fees, incurred by an Officer or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of mens rea.

78.1.4.	any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Officer, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if applicable, and Section 50P(b)(2) of the Anti-Trust Law).

78.2.	Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the Anti-Trust Law), and subject further to Article78, the Company may undertake to indemnify an Officer, in advance, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

78.2.1.	As set forth in Article 78.1.1, provided that:

78.2.1.1.	the undertaking to indemnify is limited to such events which the Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

78.2.1.2.	the undertaking to indemnify shall set forth such events which the Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

78.2.2.	As set forth in Articles 78.1.2 to 78.1.3, and to the extent permitted by law, 78.1.4.

79.	Release.

Subject to the provisions of the Companies Law and to the maximum extent permitted under law, and subject further to Article 8078, the Company may release, in advance, an Officer from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company.

80.	General.

80.1.	Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

80.1.1.	in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer, and/or

80.1.2.	in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under law;

provided that if the Company has an Audit Committee, the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

80.2.	Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Officer with respect to events or circumstances for which insurance, indemnification or release are not permitted under law.

81.	Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 75 to 807879 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

Winding Up

82.	Winding Up.

82.1.	If the Company be wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders as such shall first be distributed to the Shareholders entitled thereto an amount equal to the paid-up capital attributable to their respective holdings of the shares in respect of which such distribution is being made, provided, however, that if such assets do not suffice to make such distribution in full, such assets shall be distributed to said Shareholders in proportion to the paid-up capital attributable to their respective holdings of such shares.

82.2.	The assets, if any, remaining after the distribution pursuant to Article 82.1 hereof, shall, subject to applicable law and to the rights of the holders of shares with special rights as aforesaid, be distributed to the Shareholders entitled thereto in proportion to their respective holdings of the shares in respect of which such distribution is being made.

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Appendix II

Amir’s Employment Agreement

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Appendix III

Founder Undertaking

CONFIDENTIALITY, UNFAIR COMPETITION AND SOLICITATION

AND OWNERSHIP OF INTELLECTUAL PROPERTY UNDERTAKING

THIS UNDERTAKING (“Undertaking”) is entered into effective as of the date of incorporation of Revoltz Ltd. (the “Company”) by the undersigned (the “Founder”).

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information (as defined below) and its rights in Intellectual Property (as defined below) and in all related intellectual property, and therefore the Founder is entering into this Undertaking with the Company.

NOW, THEREFORE, the Founder undertakes and warrants towards the Company as follows:

References herein to the term “Company” (except for the purposes of Section 3.3 below) shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assignees.

1. Confidentiality.

1.1. The Founder acknowledges that the Founder has had and may have access to information that relates to the Company, its business, assets, financial condition, agreements and engagements, obligations, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, trials, patents, copyrights, inventions, trade secrets, test results, formulae, processes, intellectual property, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that: (i) has become part of the public domain not as a result of a breach of any obligation owed by the Founder to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that the Founder gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, the Founder shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

1.2. The Founder acknowledges and understands that the Founder’s position in the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3. At all times, the Founder shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4. All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, collected, processed reproduced, compiled, received, held or used by the Founder in connection with the Founder’s position in the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by the Founder to the Company upon termination or expiration of the Founder’s engagement with the Company, for any reason, or immediately at any earlier time at the request of the Company, without the Founder retaining any copies thereof and without the Founder having any lien on any such Confidential Materials. The Founder shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the Founder’s duties and responsibilities and permitted pursuant to the Company’s policies. In the event that any such Confidential Materials are removed from the Company’s offices or premises, the Founder shall take all actions necessary in order to secure the confidentiality of such Confidential Materials and shall return the Confidential Materials to their proper files or location as promptly after such use.

1.5. During the engagement of the Founder with the Company, the Founder will not use or disclose any proprietary or Confidential Information and/or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, belonging to any former employer or any other person to whom the Founder has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2. Ownership of Intellectual Property.

2.1. The Founder will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all kinds of intellectual property, information, discoveries, developments, improvements, service inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, algorithm, codes (either in a binary or in a source configuration), research, know-how, technology, ideas, trade secrets, Digital and Social Media Assets (as defined below) (and all whether or not patentable or registerable under copyright or any similar laws), made or conceived or reduced to practice or learned by the Founder, either alone or jointly with others (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Intellectual Property”) immediately upon discovery, receipt or invention as applicable. For the purpose of this Undertaking the term “Digital and Social Media Assets” means pages, accounts, databases or profiles in all media, platform or service (including any social network, internet website and/or application) created per the Company’s request or within the scope of the Founder’s engagement with the Company, whether explicit or not, contact information or login, and any other information necessary or useful to provide full access to pages, accounts, databases and profiles as stated, correspondence on any digital platform, followers, user networks, connections, information or statistics on followers and users, content, publications and any other information, rights and data required to manage and operate any of the foregoing assets.

2.2. The Founder hereby assigns and transfers to the Company, to the fullest extent possible under applicable law, the Founder’s entire right, title, interest and proprietary and economic rights in and to all Business Intellectual Property. The term “Business Intellectual Property” shall include all Intellectual Property which is or was created, invented, designed, discovered, authored, developed, made, conceived, developed or raised as an idea or implemented or reduced to practice by the Founder, whether solely or jointly with others (whether created for or on behalf of the Company or in contemplation of the Company, whether following or prior to the inception of the Company , that (i) relates, directly or indirectly, to any field of the business, activity, technology or operation in which the Company engages or intends to engage, from time to time, or any product or service that the Company provides or intends to provide from time to time, including the research or development of the Company, and any rights related directly or indirectly thereto; or (ii) is or was created, invented or developed (in whole or in part) during the work hours of the Company using the Company’s equipment, supplies, facilities or intellectual property, or (iii) is based upon or in any way use, implement or exploit any Intellectual Property or Confidential Information of the Company or that was made available to the Company by a third party.

2.3. The Founder agrees that all the Business Intellectual Property is, upon invention, development, formulation as an idea, implementation or creation, the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all title, rights and interest in and to any patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Business Intellectual Property. The Founder hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Business Intellectual Property: (i) all title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any and all other proprietary rights relating to intangible property including trademarks, service marks and applications thereof, trade names and packaging and all goodwill associated with the same; (vi) any and all title, rights and interest in and to any Intellectual Property; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. The Founder also hereby forever waives and agrees never to assert any and all Moral Rights the Founder may have in or with respect to any Intellectual Property, even after termination of employment on behalf of the Company or in case the Founder ceases to be a shareholder in the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

2.4. Without derogating from the generality of this Undertaking, the Founder undertakes not to make any use of the Company’s name, and shall not register, open or maintain in or related to the Company’s name, any Digital and Social Media Asset, unless approved in advance and upon request of the Company. Upon Company's first request, the Founder shall transfer to the Company, delete or otherwise discontinue the operation of, all Digital and Social Media Assets. The Founder shall disclose to the end users of any Digital and Social Media Asset (including users and followers) the Company’s sole ownership of such Digital and Social Media Asset.

2.5. The Founder undertakes not to disclose, not to copy and not to make any use of any data, asset or confidential or personal document or other information protected under privacy laws, trade secrets, copyrights or any other intellectual property, belonging to any other person or body (including former employer or any academic institute or any entity related thereto), and not to bring to the Company’s offices or systems any asset, property rights or any confidential information of any person or body, unless expressly permitted by a written consent of the owner thereof and a copy of such consent was provided to the Company in advance.

2.6. The Founder undertakes to ensure, when publishing or using a photograph or part of another creation, that there is permission from the owner of the photograph or the creation to publish it or use it, and that credit be granted to the photographer or the creator.

2.7. The Founder agrees to perform, during the term of Founder’s engagement and thereafter, without limitation, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, in any manner asked for, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Business Intellectual Property in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Founder hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Founder’s agents and attorneys-in-fact to act for and on the Founder’s behalf and instead of the Founder, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Founder.

2.8. The Founder shall not be entitled to any monetary consideration or any other consideration, except as explicitly set forth in an employment agreement which may be entered into between Founder and the Company. Without limitation of the foregoing, the Founder irrevocably confirms that share or other equity of the Company issued to the Founder as well as any consideration that may be set forth in the Founder’s employment agreement (if any) is in lieu of any rights for compensation that may arise in connection with the Business Intellectual Property under applicable law and waives any right to claim royalties or other consideration with respect to any Business Intellectual Property, including under Section 134 of the Israeli Patent Law, 1967. With respect to the aforesaid, any written or oral understanding, communication or agreement with respect to the matters set forth herein, not memorialized in writing and duly signed by the Company, shall be void. This Section 3.8 shall remain in effect even after termination of the engagement between the Founder and the Company, for any reason, and without any time limit.

2.9. Nothing in this Section 3 shall derogate from Founder's representations, warranties and undertakings under that certain Intellectual Property Assignment and Confidentiality Agreement by and between the Founder and the Company on or about the date hereof (the “Assignment Agreement”).

3. General.

3.1. The Founder represents that the Founder’s performance of and compliance with all the terms of this Undertaking does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). The Founder acknowledges that the Company is relying upon the truthfulness and accuracy of such representations and the compliance by the Founder with such undertakings.

3.2. The Founder acknowledges that the provisions of this Undertaking serve as an integral part of the Founder’s position in the Company and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

3.3. The Founder recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Founder, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief or specific performance to enforce this Undertaking (without limitation to any other remedy at law or in equity), without posting a bond.

3.4. This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

3.5 If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

3.6. The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the engagement between the Company and the Founder, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Founder’s obligations and liabilities under any applicable law.

3.7. This Undertaking constitutes the entire agreement between the Founder and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof, other than the Assignment Agreement. If and upon such time as the Founder enters into an employment or other agreement governing the Founder’s relationship with the Company, which agreement contains provision governing the subject matters hereof, then such later agreement shall supersede this Undertaking as of the entry into or from its effective date and thereafter. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company and the Founder. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

3.8. This Undertaking, the rights of the Company hereunder, and the obligations of the Founder hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. The Founder may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

Founder’s Name:	Weijian Zhou

Signature:	/s/ Weijian Zhou

ID:	[***]

Appendix IV

Budget

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Appendix V

Milestones

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